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[LETTERHEAD]


                         CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Calypte Biomedical Corporation:

We consent to the incorporation by reference herein of our report dated February 20, 1998, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary (a development stage enterprise) as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from February 18, 1988 (inception) through December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Calypte Biomedical Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                                  /s/ KPMG Peat Marwick LLP


San Francisco, California
October 30, 1998